Form  8-K


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JULY 15, 2003


                              COASTAL BANCORP, INC.
               (Exact name of registrant as specified in charter)







              TEXAS                    0-24526                76-0428727
-----------------------------  ------------------------  -------------------
(State or other jurisdiction                                (IRS Employer
      of incorporation)        (Commission File Number)   Identification No.)




5718 WESTHEIMER, SUITE 600, HOUSTON, TEXAS                             77057
------------------------------------------                         -------------
(Address of principal executive offices)                             (Zip Code)


Registrant's  telephone  number  including  area  code:
(713)  435-5000



(Former  name  or  former  address,  if  changed  since  last  report):
NOT  APPLICABLE

ITEM  7.          EXHIBITS.
--------          ---------

          (c)     Exhibits
                  --------

               No.          Description
               ---          -----------
               99          Press  Release,  dated  July  15,  2003

ITEM  9.       REGULATION  FD  DISCLOSURE
----------     --------------------------

The following information and exhibit is being furnished under Item 9 (Regulation FD Disclosure) in satisfaction of Item 12, "Disclosure of Results of Operations and Financial Condition."

On July 15, 2003, Coastal Bancorp, Inc. issued a press release regarding the results of operations and financial condition for the quarterly period ended June 30, 2003. The text of the press release is included as Exhibit 99 to this report. The information included in the press release is considered to be "filed" under the Securities Exchange Act of 1934. The Company will include final financial statements and additional analyses for the quarterly and year to date periods ended June 30, 2003, as part of its Form 10-Q covering the period.

On July 16, 2003, the Company held a web cast to discuss the press release issued on July 15, 2003 regarding its results of operations and financial condition for the quarterly period ended June 30, 2003.

ITEM  12  .     RESULTS  OF  OPERATIONS  AND  FINANCIAL  CONDITION
-----------     --------------------------------------------------

See  Item  9  per  SEC  Release  33-8216.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  July  15,  2003          COASTAL  BANCORP,  INC.


                               /s/  Catherine  N.  Wylie
                               ---------------------------
                               By:  Catherine  N.  Wylie
                               Senior  Executive  Vice  President/
                               Chief  Financial  Officer

                              COASTAL BANCORP, INC.




                                   EXHIBIT 99


               PRESS RELEASE OF THE REGISTRANT DATED JULY 15, 2003

                                  NEWS RELEASE
                                  ------------

                              FOR IMMEDIATE RELEASE

  COASTAL BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS OF 54 CENTS PER SHARE


HOUSTON (July 15, 2003) - Coastal Bancorp, Inc. (NASDAQ: CBSA) and subsidiaries ("Coastal") today reported net income available to common stockholders of $2.9 million for the quarter ended June 30, 2003, compared to $4.3 million for the same period in 2002, which is a $1.4 million, or 32.7%, decrease. The decrease in net income available to common stockholders was primarily due to a $3.9 million decrease in net interest income, as a result of a 0.63% decrease in net interest margin (due primarily to the overall lower interest rate environment) and a $14.7 million decrease in average net interest-earning assets when comparing the second quarter of 2003 to the same period in 2002. This decrease in net interest income was partially mitigated by a $552,000 increase in noninterest income, a $460,000 decrease in noninterest expense, a $782,000 decrease in the provision for Federal income taxes and a $647,000 decrease in the expense for minority interest (related to preferred stock of Coastal Banc ssb which was redeemed on July 15, 2002). Diluted earnings per share for the quarter ended June 30, 2003 were $0.54, compared to $0.72 for the same period last year. The weighted average common shares outstanding used in the diluted earnings per share calculations for the periods were 5,391,827 and 5,984,436, respectively. Basic earnings per share for the quarter ended June 30, 2003 were $0.56 compared to $0.76 for the same period in 2002.

Comparison  for  the  Three  Months  ended  June  30,  2003  and  2002
----------------------------------------------------------------------
Net  Interest  Income
---------------------
     As noted above, due to the overall lower interest rate environment, lower net interest income was the most significant contributor to the decrease in net income available to common stockholders. When comparing the two periods, net interest margin decreased 0.63% to 2.60%. The decrease in net interest margin was comprised of a 1.01% decrease in the average yield on interest-earning assets (1.09% on loans receivable and 0.67% on mortgage-backed securities), offset somewhat by the 0.45% decrease in the average rate on interest-bearing liabilities. As in 2002, during 2003 Coastal has continued to experience significant principal paydowns on its mortgage-backed securities and single family mortgage loans receivable portfolios (on an annualized basis, approximately 38% on mortgage-backed securities and over 50% on single family mortgage loans) due to the continuing low market rates of interest and the resulting refinancings of mortgage assets. Due to the fact that Coastal's mortgage assets are primarily acquired through purchases (many at a premium), these significant paydowns are resulting in greater premium amortization (and therefore a lower yield) on those assets.

Noninterest  Income,  Noninterest Expense and Provision for Federal Income Taxes
--------------------------------------------------------------------------------
     The $552,000 increase in noninterest income was primarily due to the $806,000 increase in service charges on deposit accounts. The increased income from service charges on deposit accounts is due to Coastal's continued focus on increasing transaction-type accounts and the related fee income, including Coastal's Free Checking and Bounce Protection features on retail checking accounts introduced during August 2002. This increase in service charges on deposit accounts was somewhat offset by a $184,000 decrease in the gain on the sale of real estate owned and a $112,000 decrease in loan fees.
     When comparing the second quarter of 2003 to the same period a year earlier, the $460,000 decrease in noninterest expense was comprised primarily of a decrease in compensation, payroll taxes and benefits of $546,000, and decreases of $238,000 and $127,000 in office occupancy and advertising, respectively. These decreases were somewhat offset by a $378,000 increase in other noninterest expense, a $62,000 increase in data processing and a small increase in postage and delivery expense. The decrease in compensation related expenses was primarily comprised of the following: decreased incentive and bonus expense of $177,000 because of the overall lower net income results, a $142,000 decrease due to the outsourcing of the internal audit department in 2002, a $144,000 decrease due to the sale of the five Hill Country branches in December 2002, in addition to other overall staffing changes to gain efficiencies throughout Coastal. The decrease in office occupancy was primarily due to various assets becoming fully depreciated throughout 2002 and 2003, in addition to decreases in rent and repair expenses. The decrease in advertising expense was due to management's decision to reduce this spending in 2003. The $378,000 increase in other noninterest expense was primarily comprised of a $114,000 increase in audit and accounting fees related to the outsourcing of the internal audit department, a $108,000 increase in legal fees and insurance premiums and a $103,000 increase in expenses related to software and network communications costs. The provision for Federal income taxes decreased $782,000 primarily due to the lower amount of income before Federal income taxes and minority interest, with the effective tax rate being approximately 31% for the quarter ended June 30, 2003 and 32% for the same period in 2002 (when taking into account the tax benefit for the minority interest expense in 2002). The provision for Federal income taxes for both periods includes the tax benefit received from the dividends on the Series A Preferred Stock of Coastal Bancorp, Inc.

Asset  Quality
--------------
     As shown in the "Other Financial Data" table attached, at June 30, 2003, Coastal had nonperforming loans totaling $14.2 million, which is a $4.4 million, or 23%, decrease when compared to December 31, 2002. Nonperforming loans are those loans on nonaccrual status as well as those loans greater than ninety (90) days delinquent and still accruing interest. This decrease was primarily a result of the decrease in nonperforming first lien residential (single family) mortgage loans, due to management's increased focus on ongoing collection efforts. At June 30, 2003, nonperforming assets (which include nonperforming loans, real estate owned and repossessed assets) were $18.3 million and the ratio of nonperforming assets to total assets was 0.72%. At December 31, 2002, nonperforming assets were $23.0 million and the ratio of nonperforming assets to total assets was 0.91%. At June 30, 2003, $6.2 million, or 44%, of nonperforming loans were first lien residential (single family) mortgage loans, $5.8 million, or 41%, were acquisition and development loans, $810,000, or 6%, were commercial real estate loans, $1.3 million, or 9%, were commercial, financial and industrial loans, with the balance in other loan categories. Of the nonperforming acquisition and development loans outstanding at June 30, 2003 and December 31, 2002, two loans to the same borrower made up $5.7 million and $5.5 million, respectively, of the total at each date. At June 30, 2003, the allowance for loan losses as a percentage of nonperforming loans (excluding nonperforming loans held for sale which are recorded at the lower of cost or fair value) was 132.4% compared to 97.7% at December 31, 2002.

Common  Stock  Repurchase
-------------------------
     During the quarter ended June 30, 2003, Coastal repurchased 23,000 shares of common stock at a repurchase price of $28.35 per share. As of June 30, 2003, a total of 2,747,500 shares of common stock were held in treasury at an average price of $19.53 per share for a total cost of $53.7 million.

Trust  Preferred  Securities
----------------------------
     On  June  23,  2003,  Coastal  Bancorp,  Inc.  ("Bancorp"), through Coastal
Capital Trust II (a consolidated trust subsidiary) (the "Trust"), issued to a private institutional investor, 10,000 floating rate trust preferred securities ("Trust Preferred Securities") with a liquidation preference of $1,000 per security. The Trust Preferred Securities represent an interest in the related junior subordinated notes of Bancorp, which were purchased by the Trust and have substantially the same payment terms as these Trust Preferred Securities. The junior subordinated notes are the only assets of the Trust and interest payments from the notes finance the distributions paid on the Trust Preferred Securities. Distributions on the securities are payable quarterly at a variable interest rate, reset quarterly, equal to LIBOR plus 3.05%.

Redemption  of  Bancorp  Series  A  Preferred  Stock
----------------------------------------------------
     On July 2, 2003, Bancorp announced that it would redeem all 1,100,000 shares of its 9.12% Series A Cumulative Preferred Stock on July 31, 2003 from stockholders of record on July 31, 2003 at par plus accrued but unpaid dividends to the redemption date.

Comparison  for  the  Six  Months  ended  June  30,  2003  and  2002
--------------------------------------------------------------------
     Net income available to common stockholders for the first six months of 2003 was $6.0 million compared to $7.8 million for the same period in 2002. Diluted earnings per share for the six months ended June 30, 2003 were $1.11 compared to $1.29 for the same period a year earlier. The weighted average common shares outstanding used in the diluted earnings per share calculations for the periods were 5,389,194 and 6,037,079, respectively. Basic earnings per share for the six months ended June 30, 2003 were $1.16 compared to $1.35 for the same period in 2002.
     As in the comparison for the quarters ended June 30, 2003 and 2002, the decrease in net interest income was the main reason for the decrease in net income available to common stockholders. Net interest income decreased $6.4 million from the six months ended June 30, 2002 to the same period in 2003. When comparing the two periods, net interest margin decreased 0.52% to 2.65%. The decrease in net interest margin was comprised of a 0.97% decrease in the average yield on interest-earning assets (1.07% on loans receivable and 0.77% on mortgage-backed securities), offset somewhat by the 0.53% decrease in the average rate on interest-bearing liabilities. As noted earlier, during 2003 Coastal has continued to experience significant principal paydowns on its mortgage-backed securities and single family mortgage loans receivable portfolios due to the continuing low market rates of interest and the resulting refinancings of mortgage assets. These paydowns, on an annualized basis, were approximately 39% on Coastal's mortgage-backed securities and 48% on Coastal's single family mortgage loans during the six months ended June 30, 2003 and since Coastal's mortgage assets are primarily acquired through purchases (many at a premium), these significant paydowns are resulting in greater premium amortization (and therefore a lower yield) on those assets.
     This decrease in net interest income was somewhat offset by an increase of $2.0 million in noninterest income, a $256,000 decrease in noninterest expense and a $1.0 million decrease in the provision for Federal income taxes. The increase in noninterest income was primarily due to the $1.7 million increase in service charges on deposit accounts and a $752,000 increase in the gain on the sale of mortgage loans held for sale. The increased income from service charges on deposit accounts is due to Coastal's continued focus on increasing transaction-type accounts and the related fee income, including Coastal's Free Checking and Bounce Protection features on retail checking accounts introduced during August 2002. The increase in the gain on the sale of mortgage loans held for sale was due to routine sales transactions in 2003 by Coastal Banc ssb (the "Bank"), which were facilitated by Coastal Banc Mortgage Corp. ("CBMC"), an affiliate of the Bank. The loans sold were purchased by the Bank in packages with the intention to resell all or part of the loans in the packages to third parties. CBMC was formed during the third quarter of 2002 for the purpose of facilitating the purchase and sale of whole loans and participations to third parties. These increases in noninterest income were somewhat offset by a $336,000 decrease in the gain on the sale of real estate owned and a $200,000 decrease in loan fees.
     The decrease in noninterest expense was due to decreases of $399,000 in compensation, payroll taxes and other benefits, $501,000 in office occupancy and $281,000 in advertising, somewhat offset by an $891,000 increase in other noninterest expense. The $399,000 decrease in compensation related expenses is primarily comprised of the following: a $257,000 decrease in incentive and bonus expense because of the overall lower net income results, a $293,000 decrease due to the sale of the five Hill Country branches in December 2002, a $252,000 decrease due to the outsourcing of the internal audit department in 2002, offset by a $314,000 increase in compensation paid to CBMC employees including brokerage commissions related to the loan sales mentioned previously. As noted earlier, the decrease in office occupancy was due to various assets becoming fully depreciated in 2002 and in 2003 and the decrease in advertising expense was due to management's decision to reduce this spending in 2003. The increase in other noninterest expense was primarily comprised of the following: a $235,000 increase in audit and accounting fees, a $228,000 increase in legal fees and insurance premiums, a $144,000 increase in the provision for losses on deposit accounts and a $128,000 increase in expenses related to loans and real estate owned. The provision for Federal income taxes decreased $1.0 million due to the lower amount of income before Federal income taxes and minority interest, with the effective tax rate being approximately 31% for the six months ended June 30, 2003 and 32% for the same period in 2002 (when taking into account the tax benefit for the minority interest expense in 2002).

The  Company
------------
     At June 30, 2003, Coastal had total assets of approximately $2.5 billion, deposits of approximately $1.6 billion, Series A Cumulative Preferred Stock of $27.5 million and common stockholders' equity of approximately $130.8 million.
     Coastal Bancorp, Inc. owns, through its wholly-owned subsidiary, Coastal Banc Holding Company, Inc., 100 percent of the voting stock of Coastal Banc ssb, a Texas-chartered FDIC insured, state savings bank headquartered in Houston. Coastal Banc ssb operates 44 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas. You can visit our website at www.coastalbanc.com (which is not part of this release).

Notice  under  the  Private  Securities  Litigation  Reform  Act  of  1995
--------------------------------------------------------------------------
     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking statements with respect to plans, projections or future performance of Coastal, the occurrence of which involve certain risks and uncertainties. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in Coastal Bancorp, Inc.'s Securities and Exchange Commission filings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward looking statements. Furthermore, Coastal does not intend (and is not obligated) to update publicly any forward looking statement.


                         COASTAL BANCORP, INC. AND SUBSIDIARIES
                                 SELECTED FINANCIAL DATA
                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                       (UNAUDITED)

                                                       FOR THE THREE      FOR THE SIX
                                                       MONTHS  ENDED     MONTHS  ENDED
                                                          JUNE  30,        JUNE  30,
                                                        2003    2002     2003     2002
                                                       ------  ------   ------   -------
Basic earnings per share.                              $0.56   $ 0.76   $ 1.16   $ 1.35

Diluted earnings per share                             $0.54   $ 0.72   $ 1.11   $ 1.29

Return (before minority interest) on average assets     0.56%    0.89%    0.58%    0.83%

Return on average common equity                         9.08%   13.17%    9.48%   11.97%

Net interest margin                                     2.60%    3.23%    2.65%    3.17%

Noninterest expense to average total assets             2.12%    2.19%    2.20%    2.21%

Charge-offs of loans receivable(1)                     $ 560   $  384   $1,468   $2,274

Net charge-offs of loans receivable                    $ 415   $  152   $1,132   $1,952

Ratio of net charge-offs to average loans receivable    0.02%    0.01%    0.06%    0.10%

____________________________
(1) $1.5 million of the charge-offs during the first six months of 2002 were due to the write-down of certain under-performing single family mortgage loans that were either sold or reclassified to the held-for-sale category as of March 31, 2002.



                                         COASTAL BANCORP, INC. AND SUBSIDIARIES
                                                SELECTED FINANCIAL DATA
                                                     (IN THOUSANDS)
                                                      (UNAUDITED)

                                                           FOR THE THREE MONTHS ENDED        FOR THE SIX MONTHS ENDED
                                                                   JUNE  30,                       JUNE  30,
                                                                 2003       2002              2003              2002
                                                             ----------  ----------        ----------       -----------
Average balance sheet information
-----------------------------------------------------------
Assets:
Interest-earning assets:
Loans receivable                                             $1,908,758  $1,930,349        $1,889,997        $1,882,428
Mortgage-backed securities                                      480,624     454,729           474,429           476,426
Other                                                            50,163      57,820            50,761            68,543
                                                             ----------  ----------        ----------        ----------
 Total interest-earning assets                                2,439,545   2,442,898         2,415,187         2,427,397
Noninterest-earning assets                                       89,285      88,644            89,150            90,506
                                                             ----------  ----------        ----------        ----------
 Total assets                                                $2,528,830  $2,531,542        $2,504,337        $2,517,903
                                                             ----------  ----------        ----------        ----------

Liabilities and stockholders' equity:
Interest-bearing deposits                                    $1,434,459  $1,477,894        $1,426,510        $1,478,791
Borrowings                                                      683,569     672,523           674,467           659,630
Company obligated mandatorily redeemable 9.0% trust
     preferred securities of Coastal Capital Trust I             50,000       7,143            50,000             3,591
Company obligated mandatorily redeemable variable rate
     trust preferred securities of Coastal Capital Trust II         879          --               442                --
Senior notes payable                                                 --          --                --             7,515
                                                             ----------  ----------        ----------        ----------
 Total interest-bearing liabilities                           2,168,907   2,157,560         2,151,419         2,149,527
Noninterest-bearing deposits                                    188,194     167,156           183,964           163,050
Other noninterest-bearing liabilities                            15,609      18,765            14,533            17,903
Preferred stock of Coastal Banc ssb                                  --      28,750                --            28,750
Preferred stockholders' equity                                   27,500      27,500            27,500            27,500
Common stockholders' equity                                     128,620     131,811           126,921           131,173
                                                             ----------  ----------        ----------        ----------
 Total liabilities and stockholders' equity                  $2,528,830  $2,531,542        $2,504,337        $2,517,903
                                                             ----------  ----------        ----------        ----------



                        COASTAL BANCORP, INC. AND SUBSIDIARIES
                                 OTHER FINANCIAL DATA
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)


                                                                 JUNE 30,  DECEMBER 31,
                                                                  2003        2002
Nonaccrual loans receivable:
 First lien residential                                            $ 6,187   $ 9,184
 Residential construction                                               --        49
 Commercial real estate                                                810     1,323
 Acquisition and development                                         5,738     5,485
 Commercial, financial and industrial                                1,302     1,609
 Consumer and other                                                     54       128
                                                                  --------   --------
                                                                    14,091    17,778
                                                                  --------   --------
Loans greater than 90 days delinquent and still accruing:
 Residential construction                                               62        83
 Multifamily real estate                                                --       282
 Acquisition and development                                            37        59
 Commercial real estate                                                 --       302
 Commercial, financial and industrial                                   --        43
                                                                  --------   --------
                                                                        99       769
                                                                  --------   --------
Total nonperforming loans                                           14,190    18,547
Real estate owned and repossessed assets                             4,061     4,433
                                                                  --------   --------
Total nonperforming assets                                         $18,251   $22,980
                                                                   ========  ========
Allowance for loan losses                                          $18,786   $18,118
                                                                   ========  ========

Ratio of nonperforming loans to total loans receivable and loans
 receivable held for sale                                             0.75%     1.00%

Ratio of nonperforming assets to total assets                         0.72%     0.91%

Ratio of allowance for loan losses to nonperforming loans
 receivable (excluding nonperforming loans held for sale)           132.39%    97.69%

Ratio of allowance for loan losses to loans receivable
 (excluding loans receivable held for sale)                           1.01%     1.00%

Book value per common share                                        $ 24.46   $ 23.47

Tangible book value per common share                               $ 20.74   $ 19.74

Regulatory capital ratios of Coastal Banc ssb:
 Tier 1 (Core)                                                        7.22%     6.88%
 Tier 1 risk-based                                                   10.53%    10.32%
 Total risk-based                                                    11.62%    11.38%





                                COASTAL BANCORP, INC. AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                  June 30,               December 31,
                                                                   2003                      2002
                                                                (unaudited)
ASSETS
Cash and cash equivalents                                      $     37,996                $   39,766
Federal funds sold                                                      780                    27,755
Loans receivable held for sale                                       18,517                    49,886
Loans receivable                                                  1,864,703                 1,812,785
Mortgage-backed securities available-for-sale, at fair value        500,917                   475,022
Other securities available-for-sale, at fair value                    2,284                     1,788
Accrued interest receivable                                           9,530                     9,781
Property and equipment                                               29,362                    27,341
Stock in the Federal Home Loan Bank of Dallas (FHLB)                 41,733                    41,221
Goodwill                                                             21,429                    21,429
Prepaid expenses and other assets                                    16,450                    19,370
                                                               ------------                ----------
                                                               $  2,543,701                $2,526,144
                                                               ------------                ----------


LIABILITIES  AND  STOCKHOLDERS'  EQUITY
---------------------------------------
Liabilities:
 Deposits                                                       $1,619,581               $1,614,368
 Advances from the FHLB                                            688,669                  696,085
 Company obligated mandatorily redeemable 9.0% trust
   preferred securities of Coastal Capital Trust I                  50,000                   50,000
 Company obligated mandatorily redeemable variable rate trust
   preferred securities of Coastal Capital Trust II                 10,000                       --
 Advances from borrowers for taxes and insurance                     6,529                    2,407
 Other liabilities and accrued expenses.                            10,637                   10,399
                                                               ------------               ----------
   Total liabilities                                             2,385,416                2,373,259
                                                               ------------               ----------
Commitments and contingencies

Stockholders' equity
 Preferred stock, no par value; authorized shares 5,000,000;
   9.12% Cumulative, Series A 1,100,000 shares issued
   and outstanding                                                  27,500                  27,500
 Common stock, $0.01 par value; authorized shares
   30,000,000; 7,905,060 shares issued and 5,157,560 shares
   outstanding at June 30, 2003;  7,867,029 shares issued
   and 5,141,010 shares outstanding at December 31, 2002                79                      79
 Additional paid-in capital                                         36,093                  35,736
 Retained earnings                                                 146,716                 141,986
 Accumulated other comprehensive income - unrealized
   gain on securities available-for-sale                             1,554                     619
 Treasury stock, at cost (2,747,500 shares in 2003 and
   2,726,019 shares in 2002)                                       (53,657)                (53,035)
                                                                -----------             -----------
   Total stockholders' equity                                      158,285                 152,885
                                                                -----------             -----------
                                                                $2,543,701              $2,526,144
                                                                -----------             -----------



                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                               Three Months Ended
                                                                                     June 30,
                                                                              ---------------------
                                                                                  2003       2002
                                                                                ---------   -------
                                                                                    (Unaudited)
Interest income:
 Loans receivable                                                             $     25,219  $30,741
 Mortgage-backed securities                                                          3,485    4,062
 FHLB stock, federal funds sold and other interest-earning assets                      289      380
                                                                                 ---------   ------
                                                                                    28,993   35,183
                                                                                 ---------   ------
Interest expense:
 Deposits                                                                            7,758   10,202
 Advances from the FHLB                                                              4,233    5,091
 Company obligated mandatorily redeemable trust preferred securities                 1,133      163
                                                                                 ---------   ------
                                                                                    13,124   15,456
                                                                                 ---------   ------

   Net interest income                                                              15,869   19,727
Provision for loan losses                                                              900      900
                                                                                 ---------   ------
   Net interest income after provision for loan losses                              14,969   18,827
                                                                                 ---------   ------

Noninterest income:
 Service charges on deposit accounts                                                 2,944    2,138
 Loan fees                                                                             203      315
 Gain on sale of loans receivable held for sale                                         58       40
 Gain on derivative instruments                                                          7       --
 Gain on sale of real estate owned                                                      34      218
 Other                                                                                 260      243
                                                                                 ---------   ------
                                                                                     3,506    2,954
                                                                                 ---------   ------

Noninterest expense:
 Compensation, payroll taxes and other benefits                                      7,446    7,992
 Office occupancy                                                                    2,403    2,641
 Data processing                                                                       461      399
 Advertising                                                                           294      421
 Postage and delivery                                                                  378      367
 Other                                                                               2,377    1,999
                                                                                 ---------   ------
                                                                                    13,359   13,819
                                                                                 ---------   ------
     Income before provision for Federal income taxes and
       minority interest                                                             5,116    7,962
Provision for Federal income taxes                                                   1,578    2,360
                                                                                 ---------   ------
     Income before minority interest                                                 3,538    5,602
Minority interest - preferred stock dividends of Coastal Banc ssb                       --      647
                                                                                 ---------   ------
     Net income                                                                 $    3,538  $ 4,955
                                                                                ----------  -------
     Net income available to common stockholders                                $    2,911  $ 4,328
                                                                                ==========  =======

Basic earnings per share                                                        $     0.56  $  0.76
                                                                                ==========  =======
Diluted earnings per share                                                      $     0.54  $  0.72
                                                                                ==========  =======


                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                              Six Months Ended
                                                                                  June 30,
                                                                              -----------------
                                                                              2003          2002
                                                                           ------------ ----------
                                                                                  (Unaudited)
Interest income:
 Loans receivable                                                           $    50,831   $60,708
 Mortgage-backed securities                                                       7,152     9,026
 FHLB stock, federal funds sold and other interest-earning assets                   579       855
                                                                              ---------   --------
                                                                                 58,562    70,589
                                                                              ---------   --------
Interest expense:
 Deposits                                                                        15,806    21,243
 Advances from the FHLB                                                           8,458    10,359
 Senior notes payable                                                                --       378
 Company obligated mandatorily redeemable trust preferred securities              2,258       163
                                                                              ---------   --------
                                                                                 26,522    32,143
                                                                              ---------   --------

   Net interest income                                                           32,040    38,446
Provision for loan losses                                                         1,800     1,800
                                                                              ---------   --------
   Net interest income after provision for loan losses                           30,240    36,646
                                                                              ---------   --------

Noninterest income:
 Service charges on deposit accounts                                              5,846     4,133
 Loan fees                                                                          422       622
 Gain on sale of loans receivable held for sale                                     792        40
 Gain (loss) on derivative instruments                                               13       (24)
 Gain (loss) on sale of real estate owned                                           (96)      240
 Other                                                                              522       452
                                                                              ---------   --------
                                                                                  7,499     5,463
                                                                              ---------   --------

Noninterest expense:
 Compensation, payroll taxes and other benefits                                  15,454    15,853
 Office occupancy                                                  .              4,720     5,221
 Data processing                                                                    894       822
 Advertising                                                                        569       850
 Postage and delivery                                                               757       795
 Other                                                                            4,885     3,994
                                                                              ---------   --------
                                                                                 27,279    27,535
                                                                              ---------   --------
     Income before provision for Federal income taxes and
       minority interest                                                         10,460    14,574
Provision for Federal income taxes                                                3,237     4,244
                                                                              ---------   --------
     Income before minority interest                                              7,223    10,330
Minority interest - preferred stock dividends of Coastal Banc ssb                    --     1,294
                                                                              ---------   --------
     Net income                                                              $    7,223   $ 9,036
                                                                             -----------  --------
     Net income available to common stockholders                             $    5,969   $ 7,782
                                                                             ===========  ========

Basic earnings per share                                                     $     1.16   $  1.35
                                                                             ===========  ========
Diluted earnings per share                                                   $     1.11   $  1.29
                                                                             ===========  ========